Exhibit 99.1

FHLBank System Regulator Provides LIBOR Transition Guidance

The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.

As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR referenced instruments with maturities beyond December 31, 2021. This change may impact certain FHLBank products with a LIBOR component, including convertible and other structured advances containing embedded optionality as well as adjustable rate advances that reference LIBOR. Additionally, some adjustable rate advances tied to alternative indexes are not yet available to members.

The transition away from LIBOR-reliant advances does not lessen the reliability of FHLBank advance funding as the FHLBank System currently issues debt and accesses derivatives tied to alternative reference rates. The financial markets are also evolving to allow us to counter some of these limitations and we will keep you informed.

The FHFA has also directed the FHLBanks to update their pledged collateral certification reporting requirements by March 31, 2020, in an effort to encourage members to distinguish LIBOR-linked collateral maturing past December 31, 2021.

The full letter from the FHFA is available for your reference on the FHFA site.

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time.

As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. Resources regarding the LIBOR transition are available on our website.

We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please contact your regional account manager or the Lending department at 800.809.2733.